Dear Shareholders:

As I write this, the price of gold has just dropped to $390 per ounce , proving once again the volatility of current markets. Like most of you, I feel confident that there will be a long term appreciation in the gold price but m etal markets and stock market volatility bring home the high risk of mining exploration.  This, coupled with the increased burden in time spent and cost of the new regulatory regime, make the risk/reward ratio needs of exploration projects even more important.

As most of you know, Almaden's management has always tried to manage risk by acquiring the most promising properties we can find, preferably by stakin g so that holding costs are as low as possible, then developing them through agreements with good joint venture partners.   This plan has been working, as demonstrated by the Company's number of joint ventures and the interest they have generated.

The exception to th e above is the 100% owned Elk (Siwash) gold property which we continue to explore and develop on our own.  A new resource estimate is being prepared and another large drill program is being planned for the summer of 2004.   Of particular interest on this property is the potential for a bulk tonnage target , which needs to be investigated , along with the depth and strike extensions of known vei n structures.  The mill we purchased was dismantled and moved to secure storage near the property .  I ncreasing prices for machinery as the mining industry recovers mak e this purchase look very timely.

An Annual Report is generally a snapshot of the year-end which was nearly six months ago. For more up to date information on our projects as they develop, please go to our website.

We are well financed to carry on with our plans, we have excellent prospect generative programs in Mexico and Western Canada, and we will stay the course in seeking to create significant gains for our shareholders through new discoveries.

Thank you all for your support

Yours sincerely,

J. Duane Poliquin P. Eng.

MANAGEMENT'S DISCUSSION & ANALYSIS

The following discussion and analysis is management's assessment of the results and financial condition of Almaden Minerals Ltd. (the "Company" or "Almaden") and should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2003 and related notes contained in the annual report. The date of this management's discussion and analysis is April 6, 2004 . Additional information on the Company is available on SEDAR at www.sedar.com.

Business of Almaden

Almaden is an exploration stage company engaged in the acquisition, exploration and development of mineral properties of merit in Canada, the United States and Mexico with the aim of developing them to a stage where they can be exploited at a profit or to arrange joint ventures whereby other companies provide funding for development and exploitation.

Forward looking statements

Certain information included in this discussion may constitute forward-looking statements. Forward-looking statements are based on current expectations and entail various risks and uncertainties. These risks and uncertainties could cause or contribute to actual results that are materially different than those expressed or implied. The Company disclaims any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Trends

The mineral exploration industry has been through a very difficult period with low prices for both precious and base metals. Lack of interest lead to low market capitalizations and large companies found it was easier to grow by purchasing companies or mines than to explore for them. This lead to downsizing of large company exploration staffs and many professionals took early retirement or left the industry to pursue other careers. As a result of these trends, there are few good gold-silver projects in the pipeline and a developing shortage of experienced explorationists.  With improving metal prices and increasing demand, especially from Asia, supply difficulties may occur in the future and there is a discernible need for good exploration projects based on sound geological work. As junior companies (many of which are staffed by former large company geologists) find it easier to raise funds, they are beginning to seek properties of merit to explore.

Risks and uncertainties

The Company is subject to a number of risks and uncertainties, the more significant of which are discussed below. Additional risks and uncertainties not presently known to the Company may impact the Company's financial results in the future.

Industry

Almaden is engaged in the exploration of mineral properties, an inherently risky business. There is no assurance that a mineral deposit will ever be discovered and economically produced.  Most exploration projects do not result in the discovery of commercially mineable ore deposits. The geological focus of the Company is on areas in which the geological setting is well understood by management. Technological tools are regularly used to better focus exploration efforts.

Reserve and mineralization estimates

The estimation of reserves and mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgement. No assurances can be given that the volume and grade of reserves recovered and rates of production will not be less than anticipated.

Gold and metal prices

The price of gold is affected by numerous factors beyond the control of the Company including central bank sales, producer hedging activities, the relative exchange rate of the U.S. dollar with other major currencies, demand, political, economic conditions and production levels. In addition, the price of gold has been volatile over short periods of time due to speculative activities. The price of other metals and mineral products that the Company may explore for all have the same or similar price risk factors.

Cash flows and additional funding requirements

Almaden currently has no revenues from operations. If any of the Company's exploration programs are successful and optionees of properties complete their earn-in, the Company would have to provide it's share of ongoing exploration and development costs in order to maintain it's interest in the projects, or be reduced to a royalty interest. Additional capital would be required to put a property into commercial production. The sources of funds currently available to the Company are the sale of its inventory of gold, sale of marketable securities, sale of equity capital or the offering of an interest in its projects to another party. Although the Company presently has sufficient financial resources to undertake all of its currently planned exploration programs and has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be advantageous to the Company.

Exchange rate fluctuations

Fluctuations in currency exchange rates, principally the Canadian/U.S. dollar exchange rate, can significantly impact cash flows. The exchange rate has varied substantially over time. Most of the Company's exploration expenses in Mexico are denominated in U.S. dollars. Fluctuations in exchange rates may give rise to foreign currency exposure, either favourable or unfavourable, which may impact financial results. The Company does not engage in currency hedging to offset any risk of exchange rate fluctuation.

Environmental

Almaden's exploration and development activities are subject to extensive laws and regulations governing environment protection.  The Company is also subject to various reclamation-related conditions. Although the Company closely follows and believes it is operating in compliance with all applicable environmental regulations, there can be no assurance that all future requirements will be obtainable on reasonable terms. Failure to comply may result in enforcement actions causing operations to cease or be curtailed and may include corrective measures requiring capital expenditures.

Laws and regulations

Almaden's exploration activities are subject to extensive federal, provincial and local laws and regulations governing prospecting, development, production, exports, taxes, labour standards, occupational health and safety, mine safety and other matters.  Such laws and regulations are subject to change, can become more stringent and compliance can therefore become more costly.  The Company applies the expertise of its management, its advisors, its employees and contractors to ensure compliance with current laws.

Title to mineral properties

While the Company has investigated title to it's mineral properties, this should not be construed as a guarantee of title. The properties may be subject to prior unregistered agreements or transfers and title may be affected by undetected defects. Unresolved native land claim issues in British Columbia and the Yukon Territory may affect the Company's properties in these jurisdictions in the future.

Competition

There is competition from other mining exploration companies with operations similar to those of the Company's. Many of the mining companies with which the Company competes have operations and financial strength greater than that of the Company.

Dependence on management

The Company strongly depends on the business and technical expertise of its management and there is little possibility that this dependence will decrease in the near term.

Selected financial information

The following selected annual financial information is derived from the audited consolidated financial statements for the three most recently completed financial years and is prepared in accordance with Canadian generally accepted accounting principles ("GAAP").

	Years ended December 31
	2003	2002	2001

Total revenues	$ 110,230	$ 122,538	$ 30,538
Net loss	1,326,305	3,198,025	650,095
Net loss per share	0.06	0.16	0.05
Total assets	10,341,770	5,635,752	6,297,093
Write-down of interests in mineral properties	105,666	2,180,738	83,295

Exploration projects - Canada

Siwash Gold Deposit

The Company completed a 30-hole, 6570 meter diamond drill program in 2003 to test the continuity of mineralization at it's wholly owned Siwash Gold Mine in B.C. Calculation of an updated resource estimate incorporating the 2002 and 2003 drill intersections is underway. The last estimate, calculated in 2001, included an indicated resource of 87,700 oz (2,727,400 grams) gold in 61,300 tons and a probable reserve of 45,200 oz (1,405,700 gm) gold in 44,500 tons for a total of 141,962 ounces in 123,142 tons as calculated on completion of the last drill program in 2000.  During 2003, $555,233 was spent on exploration on the project. A drill program of approximately $600,000 has been approved for the current year. Further work will be planned based on the results of the new estimate.

ATW Diamond Project, NWT, Canada

Almaden has a net 30% interest in this project where work over the past several field seasons has identified the source area of the diamond in dicator mineral train. A magnetic and electromagnetic geophysics program was completed in December 2003 over these areas and several subtle anomalies were outlined at a cost to Almaden of $53,657 net of recoveries and project management fees. Ground gravity geophysical surveys on the ice to better define these targets have been very slow due to weather and ice conditions. Work is ongoing and due to this slow progress, no drilling is now contemplated this winter.

PV and Nic Gold-Silver Projects, Canada

The PV and Nic properties were discovered, staked and are held 100% by Almaden. Acquisition costs during 2003 were $5,824 and $1,455 for PV and Nic, respectively. Exploration costs on PV were $29,635 consisting primarily of an IP geophysical survey. Exploration expenditures of $5,928 were incurred on Nic. Subsequent to the year end , these properties have been optioned to Consolidated Spire Ventures Ltd. ("Spire") on terms whereby Spire can earn a 60% interest by spending C$1.3 million on exploration and issuing 6 00,000 shares to Almaden, all before the end of 2007.

Exploration projects - Mexico

Fuego Gold-Silver Property

Almaden acquired this Au-Ag property in Mexico by staking during 2003 at a cost of $13,665 and spent a further $16,707 on exploration, mainly geology. Subsequent to the year-end, the property has been optioned to Horseshoe Gold Mining Inc. ("Horseshoe") under terms whereby Horseshoe has an option to earn a 50% interest by spending US$2 million on exploration and issuing 1,000,000 shares to Almaden. Horseshoe has the option to acquire a further 10% interest by spending an additional US$1 million on exploration. Upon Horseshoe earning a 60% interest, Almaden would have 120 days to sell it's remaining 40% interest to Horseshoe in return for a 40% interest in the issued capital of Horseshoe, to be issued by Horseshoe to Almaden at that time. Horseshoe has a firm commitment to spend US$ 200,000 and to issue 200,000 shares in the first year and has informed the Company that a field program consisting of linecutting, soil and rock sampling and geologic mapping has commenced.

C aballo Blanco Gold-Silver Project

The Caballo Blanco project is optioned to Comaplex Minerals Ltd. ("Comaplex") who can earn a 60% interest by spending US$2 million. Comaplex completed several programs of work in 2003 and defined a number of drill targets. Comaplex has informed the Company that road building to the drill targets is currently underway to access drill targets. Road construction has been difficult ..

Galeana Gold-Silver Project

The Galeana property is optioned to Grid Capital Corp. ("Grid") who can earn a 60% interest by spending US$2 million and issuing 500,000 shares to Almaden. Grid completed a field program in 2003 that defined several targets for drilling on a high-grade gold-silver vein system. Grid has informed Almaden that a diamond drill program has commenced but that it has encountered interruptions due to delays in road construction to access some of the drill sites.

El Pulpo Gold-Copper-Silver Project

The El Pulpo property is located north-east of Mazatlan and covers an area of approximately 100 square kilometres. Almaden has optioned this property to Ross River Minerals Ltd. ("Ross River") who can earn a 60% interest by spending US$3 million and issuing 425,000 shares to Almaden. Almaden and Ross River have identified high-grade porphyry related gold, silver and copper mineralisation over a surface area in excess of 12 square kilometres. The property hosts at least two copper-gold porphyry targets and three high grade gold vein targets. Ross River completed several programs of work in 2003, identifying several areas of significant mineralisation. Ross River has informed the Company that a large field program is currently underway to help define targets for drilling later in 2004.

BHP Billiton Joint Venture

An initial helicopter-borne reconnaissance program has been completed over the area of interest in this joint-venture program with BHP Billiton, operated by Almaden and designed to identify copper-gold deposits in Mexico. Several areas of significant mineralisation and alteration for follow-up were noted in this program. Work is currently underway.  During 2003, the Company spent $170,377 on this program which was charged to general exploration costs.

San Carlos Copper-Gold Project

At year end, the previous optionee relinquished its option to acquire an interest in the project. Almaden carried out a geologic review of the work completed to date, which included a field visit to the property by an independent geologist. This review highlighted past work on the project, which defined a gold target in an area of the property not tested by drilling, with marked high gold in soil samples. This soil anomaly appears to represent a new discovery which covers the contact between intrusive rocks and limestone. Subsequent to the year-end the Company signed a joint venture agreement with Hawkeye Gold and Diamond Inc. ("Hawkeye") on terms whereby Hawkeye can earn a total of 60% by spending US$4 million on exploration and issuing 800,000 shares to Almaden over seven years. Hawkeye is currently planning a work program on the property.

Results of operations

Almaden's operations during the year ended December 31, 2003 produced a net loss of $1,326,305 or $0.06 per share (2002 - $3,198,025 or $0.16 per share). The significant fluctuation in net loss is primarily due to the expense for mineral properties interests write-downs of $105,666 during 2003 as compared to $2,180,738 during 2002.

The Company has no revenue from mining operations. Revenue currently consists of recovery of costs in excess of costs incurred relating to mineral property agreements, interest income, the recovery of tax and mineral exploration tax credits.  Revenue in 2003 remained consistent with revenue in 2002.

General and administrative costs were $605,763 in the year ended December 31, 2003 (2002 - $598,753). General exploration costs were $439,503 (2002 - $332,485). This increase was primarily due to the joint venture program in Eastern Mexico with BHP Billiton.  Non-cash stock option expense was $220,000 during 2003 (2002 - $162,000).

Liquidity and capital resources

At December 31, 2003, the Company had working capital of $5,100,785 (2002 - $1,521,627) and cash and cash equivalents of $4,838,914 (2002 - $1,521,627). The significant increase in cash is primarily due to the issuance of capital stock. In addition, the market value of the Company's inventory of gold bullion at December 31, 2003 was $859,681 - $584,913 above book value.  The market value of marketable securities at December 31, 2003 was $1,268,497 - $899,211 above book value. These values differ from the GAAP valuation on the balance sheet which is at the lower of cost or market. The Company expects its level of cash resources to be sufficient to meet its working capital and mineral exploration requirements for the next several years.

Cash used for operating activities during 2003 was $911,766 (2002 - $855,487) after adjusting for the non-cash activities of mineral properties interests write-downs and stock-based compensation.

Cash flows from financing activities for 2003 were $5,779,301 (2002 - $2,378,605). This significant increase in sources of cash is due to the issuance of capital stock.

During 2003, Almaden had net proceeds from the sales of marketable securities in excess of purchases of $244,768 (2002 - $164,366 purchases in excess of net proceeds). $247,879 was invested in property, plant and equipment during 2003 (2002 - $151,856 net of proceeds) and investments of $990,477 were made in mineral properties interests primarily in Mexico and British Columbia (2002 - $873,935). There were no gold sales during 2003 (2002 - $362,906).

Contractual commitments

The Company is committed under an operating lease for its office premises with the following aggregate minimum lease payments to the expiration of the lease on January 31, 2009.

	2004	2005	2006	2007	2008	Thereafter

Office lease	$37,473	$37,251	$37,251	$37,251	$37,251	$3,104

Off-balance sheet arrangements

The Company has no off-balance sheet arrangements other than the lease related to its office premises as disclosed above ..

Critical accounting estimates

A detailed summary of all the Company's significant accounting policies is included in note 2 to the annual consolidated financial statements for the year ended December 31, 2003.

Significant estimates used in the preparation of these consolidated financial statements include, amongst other things, depreciation, determination of net recoverable value of assets, determination of fair value on taxes, contingencies and share compensation.

Changes in accounting principles

Stock-based compensation

The Canadian Institute of Chartered Accountants ("CICA") amended the stock option compensation and other stock based payments accounting standard during 2003. The Company early adopted the standard and the consolidated financial statements for the year ended December 31, 2003 reflect this. This change has been applied retroactively and the consolidated financial statements for 2002 have been restated. The effect of this change was to increase the net loss for the year ended December 31, 2002 by $162,000 for a net loss of $3,198,025. Please see note 2(j) and 3 to the consolidated financial statements for further details.

Asset retirement

The CICA issued a new standard relating to asset retirement obligations effective for fiscal years beginning on January 1, 2004. The standard requires the recognition in the financial statements of the liability associated with the net present value of future site reclamation costs when the liability is incurred. These obligations are initially measured at fair value and subsequently adjusted for the accretion of discount and any changes to the underlying costs.  The asset retirement cost is to be capitalized and amortized into operations over time. The Company is currently assessing these requirements to ensure it complies with the new standards starting in 2004.

Selected quarterly information

	Quarter Ended (unaudited)
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Total revenues	$ 11,707	$ 35,825	$ 3,592	$ 59,106
Net loss	275,709	223,008	260,373	567,215
Net loss per share	0.01	0.01	0.01	0.03
Total assets	5,584,450	5,300,783	6,834,870	10,341,770

	Quarter Ended (unaudited)
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Total revenues	$ 3,118	$ 22,539	$ 79,626	$ 17,255
Net loss	284,529	236,279	2,175,000	502,217
Net loss per share	0.02	0.01	0.11	0.02
Total assets	6,853,989	7 , 103 , 685	4, 782 , 657	5,635,752

During the fourth quarter ended December 31, 2003, the Company's operations produced a net loss of $567,215 or $0.03 per share (2002 - $502,217 or $0.02 per share). Revenue increased $59,106 during the quarter (2002 - $17,255) primarily due to the recovery of costs in excess of costs incurred relating to mineral property agreements and the receipt of mineral exploration tax credits. General and administrative costs increased $234,507 during the quarter (2002 - $178,354) primarily due to the inclusion of B.C. mineral taxes paid and an increase in travel and promotion including attending the New Orleans Investment Conference and visiting brokers and fund managers in New York. General exploration was more active and costs increased to $109,598 during the fourth quarter, an increase from $75,070 during 2002.

Outstanding share data

The Company is authorized to issue 100,000,000 common shares without par value.  As at March 31, 2004 , there were   29,773,267  outstanding common shares compared to 22,145,072 outstanding shares at March 31, 2003 . The increase reflects the success of the Company in raising a total of $4,087,341 through the issue of new shares and the exercise of options and warrants in 2003 and $569,461 to March 31, 2004.

During the year the Company received cash proceeds of $2,362,704 net of issue costs, on completion of private placement financings. The Company also received cash proceeds of $1,648,664 and $75,973 pursuant to the exercise of share purchase warrants and stock options, respectively.

In January 2004, the Company completed a private placement of 1,300,000 common shares raising proceeds of $1,699,435 net of issue costs. These funds were received prior to December 31, 2003 and were recorded as a subscription for shares. Further details regarding the private placements are disclosed in note 9 to the consolidated financial statements.

Directors, officers, employees and contractors are granted options to purchase common shares under the Company Stock Option Plan. This plan and its terms and outstanding balance are disclosed in note 9 to the consolidated financial statements.

Related party transactions

A total of $110,400 (2002 - $102,000) was paid to a company controlled by Duane Poliquin, the President of the Company, for geological consulting services and web-site management services during the year. A total of $80,064 (2002 - $68,300) was paid to a company controlled by Morgan Poliquin, a Director of the Company, for geological consulting services during the year. These amounts are included in general exploration and mineral property costs. A total of $53,075 (2002 - $48,800) was paid to Dione Bitzer, an Officer of the Company for accounting services during the year.  This amount is included in professional fees.

Outlook

Almaden currently has thirteen active joint ventures on sixteen properties including eight joint venture deals in which other companies are earning an interest in the Almaden projects by carrying all costs and making significant exploration expenditures, and a regional exploration program with BHP Billiton underway to explore for copper-gold deposits in Mexico. The Company ended 2003 with a strong cash position that will enable it to continue its own exploration efforts in Mexico and Canada seeking to identify new projects through early stage grass roots exploration and managing risk by forming joint ventures in which partner companies explore and develop such projects in return for the right to earn an interest in them.

Auditors' Report and Consolidated Financial Statements

ALMADEN MINERALS LTD.

(An exploration stage company)

December 31, 2003 and 2002

Auditors' Report

To the Shareholders of

Almaden Minerals Ltd.

We have audited the consolidated balance sheets of Almaden Minerals Ltd. (an exploration stage company) as at December 31, 2003 and 2002 and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 2003 and the cumulative amount from incorporation, September 25, 1980, to December 31, 2003.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003 and the cumulative amount from incorporation, September 25, 1980, to December 31, 2003 in accordance with Canadian generally accepted accounting principles.

(Signed) Deloitte & Touche LLP

Chartered Accountants

Vancouver, Canada

April 6, 2004

Comments by Independent Auditors on Canada - United States of America Reporting Differences

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company's financial statements, such as the change described in Note 3 to the consolidated financial statements.  Our report to the shareholders dated April 6, 2004 is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors' report when the changes are properly accounted for and adequately disclosed in the financial statements.

(Signed) Deloitte & Touche LLP

Chartered Accountants

Vancouver, Canada

April 6, 2004

ALMADEN MINERALS LTD.

(An exploration stage company)

Consolidated Balance Sheets

December 31,

(Expressed in Canadian dollars)

		2003	2002
ASSETS			(Note 3)

CURRENT
Cash and cash equivalents		$ 4,838,914	$ 964,967
Accounts receivable and prepaid expenses		105,106	136,085
Marketable securities (Note 4)		369,286	600,074
Inventory (Note 5)		274,768	274,768
TOTAL CURRENT ASSETS		5,588,074	1,975,894
PROPERTY, PLANT AND EQUIPMENT (Note 6)		474,521	240,494
RECLAMATION DEPOSIT		81,500	81,500
MINERAL PROPERTIES (Note 7)		4,197,675	3,337,864
TOTAL ASSETS		$ 10,341,770	$ 5,635,752

LIABILITIES

CURRENT
Accounts payable and accrued liabilities		$ 49,625	$ 61,814
Deferred exploration advances (Note 8)		58,011	-
Mineral taxes payable (Note 16)		379,653	392,453
TOTAL CURRENT LIABILITIES		487,289	454,267

CONTINGENCY (Note 16)

SHAREHOLDERS' EQUITY

Share capital
Authorized
100,000,000	common shares without par value
Issued (Note 9)
27,627,079	shares - December 31, 2003
21,918,722	shares - December 31, 2002	21,476,722	17,389,381
Subscription for shares (Note 9)		1,699,435	-
Contributed surplus (Notes 2 (j) and 3)		374,525	162,000
Deficit accumulated during the exploration stage		(13,696,201)	(12,369,896)
TOTAL SHAREHOLDERS' EQUITY		9,854,481	5,181,485
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$ 10,341,770	$ 5,635,752

ON BEHALF OF THE BOARD:

(Signed) Duane Poliquin		(Signed) James E. McInnes
Duane Poliquin, Director		James E. McInnes, Director

See accompanying Notes to the Consolidated Financial Statements.

ALMADEN MINERALS LTD.

(An exploration stage company)

Consolidated Statements of Operations and Deficit

(Expressed in Canadian dollars)

	Cumulative
	amount since
	incorporation
	September 25,
	1980 to
	December 31,	Years ended December 31,
	2003	2003	2002	2001
			(Note 3)

REVENUE
Mineral properties	$ 710,353	$ 26,335	$ 20,815	$ -
Interest income	790,932	34,267	40,251	30,538
Other income	130,191	49,628	61,472	-
	1,631,476	110,230	122,538	30,538

EXPENSES
General and administrative
expenses (Schedule 1)	4,444,606	605,763	598,753	327,082
General exploration expenses	2,289,463	439,503	332,485	110,136
Write-down of interests in
mineral properties	6,514,542	105,666	2,180,738	83,295
Stock option compensation (Note 3)	382,000	220,000	162,000	-
	13,630,611	1,370,932	3,273,976	520,513
	(11,999,135)	(1,260,702)	(3,151,438)	(489,975)
GAIN (LOSS) ON SECURITIES	(1,693,003)	13,980	(54,980)	(164,055)
GAIN ON SALE OF PROPERTY, PLANT
AND EQUIPMENT	14,210	-	15,144	-
FOREIGN EXCHANGE GAIN (LOSS)	(18,273)	(79,583)	(6,751)	3,935
NET LOSS	(13,696,201)	(1,326,305)	(3,198,025)	(650,095)
DEFICIT, ACCUMULATED
DURING EXPLORATION
STAGE, BEGINNING OF PERIOD	-	(12,369,896)	(9,171,871)	(8,521,776)
DEFICIT, ACCUMULATED
DURING EXPLORATION
STAGE, END OF PERIOD	$(13,696,201)	$(13,696,201)	$(12,369,896)	$ (9,171,871)

NET LOSS PER SHARE
Basic and diluted		$ (0.06)	$ (0.16)	$ (0.05)

BASIC AND DILUTED WEIGHTED AVERAGE
NUMBER OF SHARES OUTSTANDING		23,378,693	19,524,034	13,411,621

See accompanying Notes to the Consolidated Financial Statements.

ALMADEN MINERALS LTD.

(An exploration stage company)

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

	Cumulative
	amount since
	incorporation
	September 25,
	1980 to
	December 31,	Years ended December 31,
	2003	2003	2002	2001
			(Note 3)

OPERATING ACTIVITIES
Net loss	$(13,696,201)	$ (1,326,305)	$ (3,198,025)	$ (650,095)
Items not affecting cash
Depreciation	348,269	38,852	43,166	26,882
Loss (gain) on marketable securities	1,693,003	(13,980)	54,980	164,055
Write-down of interests in mineral properties	6,514,542	105,666	2,180,738	83,295
Stock-based compensation	382,000	220,000	162,000	-
Gain on sale of property, plant and equipment	(14,210)	-	(15,144)	-
Write-off of incorporation costs	3,298	-	-	-
Changes in non-cash working capital components
Accounts receivable and prepaid expenses	(110,582)	30,979	(29,281)	61,393
Accounts payable and accrued liabilities	14,523	(12,189)	(66,052)	17,709
Mineral taxes payable	(669)	(12,800)	12,131	-
Deferred exploration advances	58,011	58,011	-	-
	(4,808,016)	(911,766)	(855,487)	(296,761)

FINANCING ACTIVITY
Issuance of shares - net of expenses	20,623,870	5,779,301	2,378,605	-

INVESTING ACTIVITIES
Cash acquired upon business combination	198,131	-	-	198,131
Long-term investment	(1,891,315)	-	-	-
Reclamation deposit	(5,000)	-	(5,000)	-
Marketable securities
Purchases	(4,275,187)	(352,526)	(575,226)	-
Net proceeds	3,950,415	597,294	410,860	319,719
Property, plant and equipment
Purchases	(823,367)	(247,879)	(200,443)	(44,309)
Proceeds	62,287	-	48,587	-
Mineral properties
Costs	(9,561,511)	(990,477)	(873,935)	(190,279)
Gold sales	362,906	-	362,906	-
Net proceeds	1,008,999	-	-	-
Incorporation costs	(3,298)	-	-	-
	(10,976,940)	(993,588)	(832,251)	283,262
NET CASH INFLOW (OUTFLOW)	4,838,914	3,873,947	690,867	(13,499)
CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	-	964,967	274,100	287,599
CASH AND CASH EQUIVALENTS,
END OF PERIOD	$ 4,838,914	$ 4,838,914	$ 964,967	$ 274,100

SUPPLEMENTARY CASH FLOW INFORMATION (Note 11)

See accompanying Notes to the Consolidated Financial Statements.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

1.

NATURE OF OPERATIONS

Almaden Minerals Ltd. (the "Company") is in the process of exploring its mineral properties and has not yet determined whether these properties contain reserves that are economically recoverable.  The recoverability of amounts shown for mineral properties is dependent upon the establishment of a sufficient quantity of economic recoverable reserves, the ability of the Company to obtain necessary financing to complete the development and upon future profitable production or proceeds from the disposition of mineral properties.

2.

SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which in respect of these financial statements are different in some respects from generally accepted accounting principles in the United States of America as discussed in Note 17 and include the following policies:

(a)

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries as follows:

Almaden America Inc.

Nevada

Republic Resources Ltd.

British Columbia

Almaden de Mexico, S.A. de C.V.

Mexico

Minera Gavilan, S.A. de C.V.

Mexico

Compania Minera Zapata, S.A. de C.V.

Mexico

(b)

Foreign exchange

The functional currency of the Company's subsidiaries has been determined to be the Canadian dollar.  U.S. dollar and Mexican peso denominated amounts in these financial statements are translated into Canadian dollars on the following basis:

(i)

Monetary assets and liabilities - at the rate of exchange prevailing at the year-end.

(ii)

Non-monetary assets - at the rates of exchange prevailing when the assets were acquired or the liabilities assumed.

(iii)

Income and expenses - at the rate approximating the rates of exchange prevailing on the dates of the transactions.

(iv)

Gains and losses on translation are credited or charged to operations.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

(c)

Cash and cash equivalents

Cash equivalents include money market instruments which are readily convertible into cash or have maturities at the date of purchase of less than ninety days.

(d)

Marketable securities

Investment in marketable securities is recorded at the lower of cost and quoted market value.

(e)

Inventory

Inventory is valued at the lower of the average cost of mining and estimated net realizable value.

(f)

Property, plant and equipment

Property, plant and equipment are stated at cost and are depreciated annually on a declining-balance basis at the following rates:

Automotive equipment

30%

Computer hardware and software

30%

Field equipment

            20%

Furniture and fixtures

20%

Geological data library

20%

Mill equipment

10%

On a quarterly basis the Company compares the carrying value of property, plant and equipment to estimated net recoverable amounts, based on estimated future cash flows, to determine whether there is any indication of impairment. An impairment in value would be indicated if the assets' carrying value exceeds the estimated recoverable amount.  During the periods covered by these financial statements there was no indication of impairment.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g)

Mineral properties

The Company is in the exploration stage with respect to its investment in mineral claims and accordingly follows the practice of capitalizing all costs relating to the acquisition of, exploration for and development of mineral claims and crediting all revenues received against the cost of the related claims.  At such time as commercial production commences, these costs will be charged to operations on a unit-of-production method based on proven and probable reserves.  The aggregate costs related to abandoned mineral claims are charged to operations at the time of any abandonment or when it has been determined that there is evidence of a permanent impairment.

The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain financing to complete development of the properties and on future production or proceeds of disposition.

(h)

Income taxes

Future income tax liabilities and future income tax assets are recorded based on differences between the financial reporting basis of the Company's assets and liabilities and their corresponding tax basis.  The future benefits of income tax assets, including unused tax losses are recognized, subject to a valuation allowance, to the extent that it is more likely than not that such losses will be ultimately utilized.  These future income tax assets and liabilities are measured using enacted tax rates and laws that are expected to apply when the tax liabilities or assets are to be either settled or realized.

(i)

Revenue recognition

Recovery of costs incurred and determined in accordance with agreements related to a mineral property acquisition, exploration and development in excess of costs incurred are reflected as revenue when receivable and collection is probable.

(j)

Stock-based compensation plans

The Company accounts for options granted under its fixed stock option plan (Notes 3 and 9) using the fair value based method of accounting for stock-based compensation.  Accordingly, the fair value of the options at the date of grant is accrued and charged to operations, with an offsetting credit to contributed surplus, on a straight-line basis over the vesting period.  If and when the stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

(k)

Loss per share

The loss per share is based on the weighted average number of common shares of the Company that were outstanding each year.

(l)

Use of estimates

The preparation of financial statements in conformity with the Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.  Significant estimates used in the preparation of these consolidated financial statements include, amongst other things, depreciation, determination of net recoverable value of assets, determination of fair value on taxes and contingencies.

3.

ACCOUNTING CHANGES

Effective January 1, 2003, the Company adopted the recommendations of the Canadian Institute of Chartered Accountants (the "CICA") for stock-based compensation and other stock-based payments.  These recommendations established standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments in exchange for goods and services.  In 2001 and prior years, no stock-based compensation expense was recognized when share options were granted to employees and directors.  In 2002, the Company elected not to account for stock-based compensation, however, it disclosed the pro forma effect of the stock-based compensation on its financial results.  Further to changes in the CICA section for stock-based compensation in 2003, the Company has adopted the fair value based method of accounting for stock-based compensation, as described in Note 2 (j).  This change has been applied retroactively and the financial statements for 2002 have been restated.  The effect of this change was to increase the net loss for the year ended December 31, 2002 by $162,000 for a net loss of $3,198,025 (no change to loss per share).  The contributed surplus balance at December 31, 2002 increased to $162,000 and the deficit at January 1, 2003 increased to $12,369,896.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

4.

MARKETABLE SECURITIES

	2003	2002

Money market investments	$ 163,049	$ 568,339
Equity securities	206,237	31,735
	$ 369,286	$ 600,074

The market value of the investments as at December 31, 2003 was $1,268,497 (2002 - $780,834).

5.

INVENTORY

Inventory consists of gold bullion which is valued at the lower of average cost of mining and estimated net realizable value.  The market value of the gold at December 31, 2003 is $859,681.

6.

PROPERTY, PLANT AND EQUIPMENT

	2003			2002
		Accumulated	Net Book	Net Book
	Cost	Depreciation	Value	Value

Automotive equipment	$ 135,247	$ 91,026	$ 44,221	$ 32,816
Furniture and fixtures	105,276	86,083	19,193	19,436
Computer hardware	136,677	107,990	28,687	13,877
Computer software	15,491	9,394	6,097	2,707
Geological data library	15,106	10,967	4,139	3,303
Field equipment	128,903	79,983	48,920	49,855
Mill equipment	323,264	-	323,264	118,500
	$ 859,964	$ 385,443	$ 474,521	$ 240,494

At December 31, 2003 the mill equipment was not available for use.  Depreciation will be charged once the equipment is put into use.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

7.

MINERAL PROPERTIES

	2003	2002
Canada

Elk
100% interest in mineral claims in British Columbia
which includes the Siwash gold deposit	$ 1,644,696	$ 1,089,462
ATW
Net 30% interest in mineral claims near Lac De Gras,
Northwest Territories	171,461	117,803
PV
100% interest in mineral claims in British Columbia	124,421	88,962
MOR
100% interest in minerals claims in the Yukon Territory	62,024	62,024
Rock River Coal
50% interest in 187,698 acre coal prospect in the Yukon
Territory	43,707	14,097
Cabin Lake
100% interest in minerals claims in the Yukon Territory	35,000	35,000
Caribou Creek
100% interest in minerals claims in the Yukon Territory	35,000	35,000

Mexico

Caballo Blanco (Note 7 (a))
Option to purchase 100% interest in mineral claims in
Veracruz	522,756	519,161
El Pulpo (Note 7 (b))
100% interest in mineral claims in Sinaloa State	95,203	68,188
San Carlos / San Jose (Note 7 (c))
100% interest in the San Carlos and San Jose mineral claims
in Tamaulipas State	244,590	276,551
Galeana (Note 7 (d))
Option to purchase 100% interest in mineral claims in
Chihuahua State	118,272	81,944
Yago / La Sarda (Note 7 (e))
100% interest in mineral claim in Nayarit State	799,505	777,180
Fuego
100% interest in mineral claims in Oaxaca State	30,372	-

Interests in various other mineral claims (Note 7 (g))	270,668	172,492
	$ 4,197,675	$ 3,337,864

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

7.

MINERAL PROPERTIES (Continued)

The following is a description of the Company's most significant property interests and related spending commitments.

(a)

Caballo Blanco

In terms of the original agreement, to earn a 60% interest in the property, the Company had to issue a total of 200,000 shares and pay U.S.$500,000 plus value added tax over four and a half years.  To earn the remaining 40% interest, the Company had to pay an additional U.S.$500,000 plus value added tax within a year of earning its 60% interest, plus a 2.5% net smelter return ("NSR").  The Company could have reduced this NSR to 1.5% for a fixed payment of U.S.$2,000,000 plus value added tax payable equally over 10 years.

The agreement was amended in January 2003.  To earn a 100% interest, the Company must issue a total of 200,000 common shares and must pay U.S.$668,500 plus value added tax by February 26, 2007.  The underlying owner would also receive a NSR of 2.5% to 1% based on the rate of production.  The Company can purchase 50% of this NSR for a fixed payment of U.S.$750,000 plus value added tax.  As at December 31, 2003, the Company had issued the required 200,000 common shares and paid U.S.$301,000 of this obligation.

During 2003, the Company entered into an agreement with Comaplex Minerals Corp. ("Comaplex").  To earn a 60% interest, Comaplex must keep the property in good standing and incur exploration expenditures totalling U.S.$2,000,000 by January 16, 2007.

(b)

El Pulpo

The Company acquired a 100% interest in the Gavilan claims by staking.  Two additional claims, which are surrounded by the Gavilan claims, are held under option.  To earn a 100% interest, the Company must pay U.S.$162,000 plus value added tax by February 2005.  The claims are subject to a 1% NSR which can be purchased for a fixed payment of U.S.$500,000 plus value added tax.  As at December 31, 2003, U.S.$21,000 of the obligation had been satisfied.

During 2003, the Company entered into an agreement with Ross River Minerals Ltd. ("Ross River").  To earn an initial 50.1% interest, Ross River must maintain the property in good standing, incur exploration expenditures totalling U.S.$2,000,000 and issue 425,000 common shares to the Company by April 30, 2008.  Ross River can increase its interest to 60% by incurring a further U.S.$1,000,000 of exploration expenditures by April 30, 2010.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

7.

MINERAL PROPERTIES (Continued)

(c)

San Carlos

The Company acquired a 100% interest in the San Carlos claims by staking and purchased a 100% interest in the San Jose claim, subject to a 2% NSR.  The Begonia claims, which are surrounded by the San Carlos claims, are held under option.  To earn its interest, the Company must pay U.S.$1,000,000 plus value added tax by 2007.  The claims are subject to a sliding scale NSR from 2.5% to 1.0% based on the rate of production.  At December 31, 2003, U.S.$90,000 of this obligation had been paid.

During 2001, the Company entered into an agreement with Aurcana Corporation ("Aurcana") which was terminated during 2003.

(d)

Galeana

The Galeana claims are held under option.  To earn a 100% interest, the Company must pay U.S.$100,000 plus value added tax over seven years.  The Company must also pay U.S.$400,000 plus value added tax should the property go into production.  The claims are subject to a NSR of 3% to 1% based on the rate of production.  The Company can purchase 50% of this NSR for a fixed payment of U.S.$500,000 plus value added tax at any time.  As at December 31, 2003, U.S.$10,000 of this obligation had been satisfied.

During 2002, the Company entered into an agreement with Grid Capital Corporation ("Grid").  To earn an initial 50% interest, Grid must maintain the property in good standing, incur exploration expenditures totalling U.S.$1,000,000 and issue 400,000 shares to the Company by July 31, 2006.  Grid can increase its interest to 60% by incurring an additional U.S.$1,000,000 of exploration expenditures and issuing a further 100,000 shares to the Company by July 31, 2007.

(e)

Yago / La Sarda

The Company acquired a 100% interest in the Tepic claim by staking and purchased a 100% interest in the La Sarda claims.  The adjoining Guadalupe and Sagitario claims are held under option.  To earn a 100% interest in the Guadalupe claim, the Company must pay U.S.$30,000 plus value added tax over six years.  To earn a 100% interest in the Sagitario claim the Company must pay U.S.$250,000 plus value added tax by January 1, 2005.  As at December 31, 2003, U.S.$120,000 of this obligation had been satisfied.

During 2002 the Company entered into an agreement with Ascot Resources Ltd. which was terminated during 2003.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

7.

MINERAL PROPERTIES (Continued)

(f)

BHP Billiton Joint Venture

On May 9, 2002, the Company entered into a joint venture agreement with BHP Billiton World Exploration Inc. ("BHP") to undertake exploration in eastern Mexico.  Each company committed to fund U.S.$200,000 of exploration in the first year.  To earn a 51% interest in any property which may be acquired, BHP must fund an initial U.S.$1,000,000 of exploration, after which both companies are committed to fund a further U.S.$750,000 of exploration.  If either company fails to make its contribution, it would be diluted to a 2% net smelter return royalty.  If both companies maintain their interest of funding, BHP can earn a further 19% interest in each project by completing a feasibility study.  A final 10% interest can be earned by BHP by funding the property into production.  At December 31, 2003, each company had incurred U.S.$154,555 of exploration expenditures.

(g)

Other

(i)

Tropico

The Company acquired a 100% interest in the property.  During 2001, Santoy Resources Ltd. ("Santoy") completed its obligations and earned a 60% interest in the property.  The property is subject to a 2.25% NSR.

During 2001, the Company and Santoy entered into an agreement with Sumitomo Metal Mining Ltd. which was terminated during 2003.

(ii)

Goz Creek

The Company has a 100% interest in the Goz Creek property, Yukon Territory, which is subject to a 5% net profits interest.

8.

DEFERRED EXPLORATION ADVANCES

At December 31, 2003, the Company has deferred $58,011 received from BHP Billiton World Exploration Inc. in advance of exploration.  These funds will be used for further exploration in eastern Mexico.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

9.

SHARE CAPITAL

The changes in issued shares for the years ended December 31, 2001, 2002 and 2003 are as follows:

	Number	Price	Amount

Balance, December 31, 2000	13,280,617	$ -	$ 13,226,964
For mineral properties	25,000	2.90	72,500
Issuance to acquire Fairfield Minerals Ltd.	6,877,681	0.25	1,711,312
Adjustment to issued shares on amalgamation	(3,060,292)	-	-
Balance, December 31, 2001	17,123,006		15,010,776
For cash pursuant to private placements	4,150,000	0.43-0.55	1,897,943
For cash on exercise of share purchase warrants	134,750	0.38	51,312
For purchase of mill	122,077	0.65	79,350
For mineral properties	388,889	0.90	350,000
Balance, December 31, 2002	21,918,722		17,389,381
For cash pursuant to private placements	2,773,800	0.70-2.15	2,362,704
For cash on exercise of share purchase warrants	2,771,807	0.42-0.95	1,648,664
For cash on exercise of stock options	162,750	0.30-0.55	75,973
Balance, December 31, 2003	27,627,079		$ 21,476,722

(i)

The Company issued 80,000 units on March 13, 2003 on a private placement basis at a price of $0.80 per share, after incurring issue costs of $1,220.  Each unit consists of one flow-through common share and one-half common share purchase warrant.  Each whole warrant is exercisable into one non-flow-through common share at $0.95 per share until March 13, 2004.

(ii)

The Company issued 323,500 units on August 7, 2003 on a private placement basis at a price of $0.80 per unit, after incurring issue costs of $14,141.  Each unit consists of one flow-through common share and one-half common share purchase warrant.  Each whole warrant is exercisable into one non-flow-through common share at $0.80 per share until July 7, 2005.  Also, 3,765 units were issued to an agent in consideration of its services.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

9.

SHARE CAPITAL (Continued)

(iii)

The Company issued 1,700,000 units on September 18, 2003 on a private placement basis at a price of $0.70 per unit, after incurring issue costs of $112,776.  Each unit consists of one common share and one common share purchase warrant.  Each warrant is exercisable into one common share at $1.25 per share until September 18, 2004, at $1.50 per share until September 18, 2005, at $1.75 per share until September 18, 2006, at $2.00 per share until September 18, 2007 and at $2.25 per share until September 18, 2008.  In the event that, at any time after September 18, 2004, the weighted average trading price of the Company's common shares for any 20 consecutive trading days is $0.50 or more above the then current exercise price (the twentieth such trading day being the "Determination"), the Company agrees to immediately notify the Holder (the "Notice of Expiry") of the accelerated expiry date, which is a date not less than the thirtieth calendar day following the date of the Notice of Expiry (the "Accelerated Expiry Date"). All warrants not exercised by the expiration of the Accelerated Expiry Date shall be deemed cancelled without further notice to the Holders.  Also, 119,000 units were issued to an agent in consideration of its services.

(iv)

The Company issued 55,000 units and 70,000 flow-through common shares on October 28, 2003 on a private placement basis at a price of $1.50 per unit and per share, after incurring issue costs of $4,881.  Each unit consists of one flow-through common share and one-half common share purchase warrant.  Each whole warrant is exercisable into one non-flow through common share at $1.60 per share until October 28, 2004.  Also, 825 units were issued to an agent in consideration of its services.

(v)

The Company issued 280,000 units on December 30, 2003 on a private placement basis at a price of $1.50 per share, after incurring issue costs of $6,300.  Each unit consists of one common share and one-half common share purchase warrant.  Each whole warrant is exercisable into one common share at $1.85 per share until December 30, 2005.

(vi)

The Company issued 5,000 flow-through common shares and 135,000 units on December 30, 2003 on a private placement basis at a price of $2.15 per share and per unit, after incurring issue costs of $10,504.  Each unit consists of one flow-through common share and one-half common share purchase warrants.  Each whole warrant is exercisable into one non-flow-through common share at $2.25 until December 30, 2005.  Also, 1,710 units were issued to an agent in consideration of its services.

On January 12, 2004, the Company completed a private placement of 1,300,000 common shares at a price of $1.32 per share, after incurring share issue costs of $16,565.  These funds were received by the Company prior to December 31, 2003 and have been recorded as a subscription for shares.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

9.

SHARE CAPITAL (Continued)

Warrants

	Number of		Exercise
	Warrants	Expiry Date	Price Range

		January 9, 2001 to
Outstanding, January 1, 2001	2,353,000	October 1, 2004	$0.26 to $5.02
Adjustment on amalgamation	(405,490)	-	3.95 - 6.52
Expired	(590,000)	-	0.55-3.20
Outstanding,		January 9, 2002 to
December 31, 2001	1,357,510	October 1, 2004	0.38 to 6.52
Granted	2,925,000	-	0.51 to 0.70
Exercised	(134,750)	-	0.38
Expired	(310,310)	-	3.95 to 6.52
Outstanding,		April 2, 2003 to
December 31, 2002	3,837,450	October 15, 2004	0.42 to 0.70
Granted	2,258,901	-	0.95 to 2.25
Exercised	(2,771,807)	-	0.42 to 0.95
Outstanding,		March 13, 2004 to
December 31, 2003	3,324,544	September 18, 2008	$0.47 to $2.25

At December 31, 2003, the following share purchase warrants were outstanding:

Number of		Exercise
Warrants	Expiry Date	Price Range

20,000	March 13, 2004	$ 0.95
622,500	April 2, 2004	0.60
1,819,000	September 18, 2004/2005/	1.25/1.50/
	2006/2007/2008	1.75/2.00/2.25
450,450	October 1, 2004	0.47
50,000	October 15, 2004	0.70
27,914	October 28, 2004	1.60
126,325	August 7, 2005	0.80
140,000	December 30, 2005	1.85
68,355	December 30, 2005	2.25
3,324,544

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

9.

SHARE CAPITAL (Continued)

At December 31, 2003, 77,000 of the warrants outstanding are held by directors (2002 - 959,700).

Options

The Company has a fixed stock option plan which permits the issuance of options up to 10% of the Company's issued share capital.  During 2002, the maximum number of shares reserved for issuance under this plan was increased from 1,000,000 to 2,000,000.  At December 31, 2003, the Company has reserved 1,955,000 stock options that may be granted.  The exercise price of an option cannot be less than the closing price of the common shares on the Toronto Stock Exchange on the day immediately preceding the grant of the option and the maximum term of all options is ten years.  The Company also has stock options outstanding relating to the period before the introduction of the fixed stock option plan.

The Board of Directors determines the term of the option (to a maximum of five years) and the time during which any option may vest.  All options granted during 2003 vested on the date granted.

The following table presents the outstanding options as of December 31, 2003, 2002 and 2001 and changes during the years ended on those dates:

	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
Fixed Options	Shares	Price	Shares	Price	Shares	Price

Outstanding at
beginning of
year	2,734,533	$ 0.44	1,759,533	$ 0.38	1,212,261	$ 0.34
Granted	504,000	0.85	975,000	0.55	118,301	0.21
Reduction due to
amalgamation	-	-	-	-	(306,029)	-
Exercised	162,750	0.42	-	-	-	-
Issued in exchange
for Fairfield
options	-	-	-	-	735,000	0.30
Outstanding at
end of year	3,075,783	$ 0.53	2,734,533	$ 0.44	1,759,533	$ 0.38
Options exercisable
at year-end	3,075,783		2,734,533		1,759,533

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

9.

SHARE CAPITAL (Continued)

Options (continued)

The following table summarizes information about stock options outstanding at December 31, 2003:

Options Outstanding and Exercisable
Number	Expiry	Exercise
of Shares	Date	Price

77,000	May 4, 2005	$ 0.49
675,000	March 1, 2006	0.30
91,092	August 23, 2006	0.27
930,000	February 28, 2007	0.55
379,000	February 26, 2008	0.80
75,000	April 7, 2008	0.74
50,000	September 26, 2008	1.37
644,691	October 7, 2008	0.45
154,000	December 1, 2009	0.39
3,075,783

The weighted-average grant date fair value of stock options granted in the year ended December 31, 2003 was $0.43 (2002 - $0.17).  The fair value of these options were determined on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2003	2002

Risk free interest rate	3.3%	4.2%
Expected life	4.5 years	5 years
Expected volatility	62%	60%
Expected dividends	$Nil	$Nil

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

10.

RELATED PARTY TRANSACTIONS

A company controlled by the founding shareholder of the Company was paid $110,400 for technical services and website management services during 2003 (2002 - $102,000;  2001 - $13,000).

A company controlled by a relative of the founding shareholder of the Company was paid $80,064 for geological services during 2003 (2002 - $68,300;  2001 - $43,550).

An officer of the Company was paid $53,075 for professional services rendered during 2003 (2002 - $48,800;  2001 - $20,800).

The above transactions were recorded at the amounts agreed to between the parties.

11.

SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental information regarding non-cash transactions is as follows:

	Years ended December 31,
	2003	2002	2001
Investing activities
Acquisition of subsidiary	$ -	$ -	$ 1,711,312
Acquisition of fixed assets
in exchange for mineral
properties recoveries	25,000	-	-
Financing activities
Issuance of common shares
for mineral properties	-	350,000	72,500
Issuance of common shares
for purchase of mill	-	79,350	-

Other supplementary information:

	Years ended December 31,
	2003	2002	2001

Interest paid	$ 2,436	$ -	$ -
Income and mining taxes paid	34,461	110,154	-

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

12.

SEGMENTED INFORMATION

The Company operates in one reportable operating segment, being the acquisition and exploration of mineral resource properties.

The Company's revenues arose primarily from gold sales, interest income on corporate cash reserves and revenue from mineral properties.  The Company has non-current assets in the following geographic locations:

	2003	2002

Canada	$ 2,687,615	$ 1,761,048
Mexico	2,066,081	1,898,810
	$ 4,753,696	$ 3,659,858

The Company earns revenue in the following geographic locations:

	2003	2002	2001

Canada	$ 110,230	$ 122,538	$ 30,260
Mexico	-	-	278
	$ 110,230	$ 122,538	$ 30,538

13.

FINANCIAL RISK

The Company is exposed to financial risk arising from fluctuations in foreign exchange rates and the degree of volatility of these rates.  The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

14.

FAIR VALUE

The Company's financial instruments include cash and cash equivalents, accounts receivable, marketable securities and accounts payable and accrued liabilities.  The fair values of these financial instruments approximate their carrying values.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

15.

INCOME TAXES

The Company's Canadian income tax rate is approximately 37.6% (2002 - 39.6%;  2001 - 45%) while the Mexico income tax rate is approximately 35%.  The provision for income taxes differs from the amounts computed by applying the statutory rates to the loss before tax provision due to the following:

	2003	2002	2001

Statutory rate	37.6%	39.6%	45.0%

Income taxes recovered at the
Canadian statutory rate	$ 425,000	$ 1,207,300	$ 292,540
Effect of lower tax rates in foreign jurisdiction	(1,200)	(3,900)	(6,863)
Non-deductible expenses	(83,000)	(61,000)	-
	340,800	1,142,400	285,677
Tax losses not recognized in
period benefit arose	(340,800)	(1,142,400)	(285,677)
	$ -	$ -	$ -

The approximate tax effects of each type of temporary difference that gives rise to future tax assets are as follows:

	2003	2002

Operating loss carryforwards	$ 2,241,000	$ 1,799,000
Canadian exploration expenditures and foreign
exploration and development costs in
excess of book value of resource properties	3,616,000	3,153,000
Impairment of long-term investment	21,800	21,800
Undeducted capital cost allowance on fixed assets	71,000	93,600
	5,949,800	5,067,400
Valuation loss provision	(5,949,800)	(5,067,400)
	$ -	$ -

At December 31, 2003, the Company had operating loss carryforwards available for tax purposes in Canada and Mexico of $6,305,000 which expire between 2005 and 2013.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

16.

CONTINGENCY

The Company was assessed additional mineral tax of $197,233 plus interest of $84,638 by the British Columbia Ministry of Energy and Mines (the "Ministry"). The assessment relates to the deductibility of certain expenditures between February 1, 1995 and January 31, 1997.  While management intends to defend its position, the outcome of this issue is uncertain.  In order to reduce the exposure to interest charges, the Company paid $281,871.  This amount will be refunded with interest if the Company is successful in defending its position.

In addition, should the Company be unsuccessful in defending its position, approximately $353,000 will be payable in respect of gold sales in fiscal 2000 to 2002.  The Company has provided for the liability arising from the assessment.  Any recovery will be credited to operations when received.

17.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") which, in these financial statements are different in some respects from those in the United States ("U.S. GAAP").  The following is a reconciliation:

	2003	2002
Consolidated Balance Sheets
Total assets under Canadian GAAP	$ 10,341,770	$ 5,635,752
Write-off of deferred exploration costs (a)	(1,358,352)	(683,936)
Adjustment to marketable securities (c)	899,211	180,760
Total assets under U.S. GAAP	$ 9,882,629	$ 5,132,576

Shareholders' equity under Canadian GAAP	$ 9,854,481	$ 5,181,485
Write-off of deferred exploration costs (a)	(1,358,352)	(633,936)
Adjustment to marketable securities (c)	899,211	180,760
Shareholders' equity under U.S. GAAP	$ 9,395,340	$ 4,728,309

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

17.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

	2003	2002	2001
Consolidated Statements of
Loss and Deficit
Net loss under Canadian GAAP	$ (1,326,305)	$ (3,198,025)	$ (650,095)
Write-off of current period
deferred exploration costs (a)	(742,857)	(780,647)	(135,376)
Add back of deferred exploration
costs written off in the current
year (a)	68,441	1,265,869	47,595
Gold recoveries in the current
year applied to reduce deferred
exploration costs (a)	-	140,886	-
Reversal of retroactive application
of accounting change (b)	-	162,000	-
Net loss under U.S. GAAP	$ (2,000,721)	$ (2,409,917)	$ (737,876)

Net loss per share under
U.S. GAAP	$ (0.09)	$ (0.13)	$ (0.05)

	2003	2002	2001
Consolidated Statements of
Cash Flows

Operating activities
Operating activities under
Canadian GAAP	$ (911,766)	$ (855,487)	$ (296,761)
Exploration (a)	(742,857)	(780,647)	(135,376)
Operating activities under
U.S. GAAP	(1,654,623)	(1,636,134)	(432,137)

Investing activities
Investing activities under
Canadian GAAP	(993,588)	(832,251)	283,262
Deferred exploration (a)	742,857	780,647	135,376
Investing activities under
U.S. GAAP	(250,731)	(51,604)	418,638

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

17.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(a)

Canadian GAAP allows exploration costs and costs of acquiring mineral rights to be capitalized during the search for a commercially mineable body of ore.  Under US GAAP, exploration expenditures can only be deferred subsequent to the establishment of mining reserves.  For US GAAP purposes, the Company therefore expensed its exploration expenditures.

(b)

During 2003, the Company adopted the fair value based method of accounting under Canadian GAAP for stock-based compensation, as described in Notes 2 (j) and 3, with retroactive application with restatement of the prior year's income statement.  Statement of Financial Accounting Standards ("SFAS") No. 148, Accounting for Stock-based Compensation - Transition and Disclosure, issued by the United States Financial Accounting Standards Board ("FASB") provides alternative methods of transition for entities that voluntarily change to the fair value based method of accounting and amends the disclosure provisions of SFAS No. 123, Accounting for Stock-based Compensation.  For US GAAP purposes, the Company has adopted SFAS No. 123 prospectively as of January 1, 2003.  As a result, the stock option compensation expense recognized in 2002 under Canadian GAAP has been reversed for US GAAP purposes.

Prior to 2002, in accordance with SFAS No. 123 and Accounting Principles Board Opinion No. 25, which specifies use of the intrinsic value method, since stock options were granted at the quoted market value of the Company's common shares at the date of grant, no compensation cost was recognized by the Company under US GAAP.

Had the fair value assigned to the stock options granted during the year ended December 31, 2002 been charged to net earnings, the net loss for US GAAP purposes for the year ended December 31, 2002 would have been $2,571,917 while the basic and diluted loss per share would remain unchanged.  The weighted average assumptions used for this calculation are consistent with those disclosed in Note 9.

Under Canadian GAAP, the measurement of the recorded stock-based compensation, as well as the assumptions and methodology, are consistent with those prescribed by SFAS No. 123.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

17.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(c)

In May 1993, the FASB issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115").  Under SFAS No. 115, management determines the appropriate classification of investments in debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date.  Under SFAS No. 115, equity securities and long-term investments are classified as available-for-sale securities and accordingly, is required to include the net unrealized holding gain on these securities in other comprehensive income.  SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements.  Details would be disclosed as follows:

	2003	2002	2001

Net loss under U.S. GAAP	$ (2,000,721)	$ (2,409,917)	$ (737,876)
Other comprehensive income
Adjustment to unrealized
gains on available-for-sale
securities	718,451	119,530	(770)
Comprehensive loss under
U.S. GAAP	$ (1,282,270)	$ (2,290,387)	$ (738,646)

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

17.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(d)

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments and hedging activities.  SFAS No. 133 requires an entity to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the entity's rights or obligations under the applicable derivative contract.  On June 15, 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133, which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities.  The Company's adoption of this statement on January 1, 2001 did not have an effect on the Company's financial position or results of operations.

(e)

Under Canadian GAAP, future income taxes are calculated based on enacted or substantially enacted tax rates applicable to future years.  Under US GAAP, only enacted rates are used in the calculation of future income taxes.  This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company for the years ended December 31, 2003, 2002 and 2001.

(f)

Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors.  The Company has accounted for the issue of flow-through shares using the deferral method in accordance with Canadian GAAP.  At the time of issue, the funds received are recorded as share capital.  For U.S. GAAP, the premium paid in excess of the market value is credited to other liabilities and included in income as the qualifying expenditures are made.  There was no premium on the flow-through shares issued for all periods presented.

Also, notwithstanding whether there is a specific requirement to segregate the funds, the flow-through funds which are unexpended at the consolidated balance sheet dates are considered to be restricted and are not considered to be cash or cash equivalents under U.S. GAAP.  As at December 31, 2003, unexpended flow-through funds were $393,481 (2002 - $127,305).

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

17.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(g)

Recent accounting pronouncements

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived assets, except for certain obligations of leases.  SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred.  When the liability is initially recorded an entity capitalizes the cost by increasing the carrying amount of the related long-lived assets.  Over time the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset.  Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.  SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged.  The Company has determined that the adoption of the Statement on its financial statements is not material.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  This statements supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.  Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale.  The statement also supersedes certain provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, and will require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred rather than as of the measurement date, as presently required.  As required by SFAS No. 144, the Company adopted this new statement on March 1, 2002.  The adoption of SFAS No. 144 did not have a material impact on the Company's financial position, results of operations or cash flows.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

17.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(g)

Recent accounting pronouncements (continued)

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.  Among other things, SFAS No. 145 rescinds both SFAS No. 4, Reporting Gains and Losses from Extinguishment of  Debt, and the amendment to SFAS No. 4, SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking Fund Requirements.  Through this rescission, SFAS No. 145 eliminates the requirement (in both SFAS No. 4 and SFAS No. 64) that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect.  Generally, SFAS No. 145 is effective for transactions occurring after May 15, 2002.  The adoption of SFAS No. 145 does not have a material impact on the Company's results of operations or its financial position.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal of Activities.  SFAS No. 146 requires that the liability for a cost associated with an exit or disposal activity be recognized at its fair value when the liability is incurred.  Under previous guidance, a liability for certain exit costs was recognized at the date that management committed to an exit plan, which was generally before the actual liability had occurred.  As SFAS No. 146 is effective only for exit or disposal activities initiated after December 31, 2002, the adoption of this statement does not have a material impact on the Company's financial statements for the year ended December 31, 2003.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and  Disclosure Requirements for Guarantee, Including Indirect Guarantees of Indebtedness of Others, ("FIN 45").  FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee.  FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued.  The recognition provisions of FIN 45 will be effective for any guarantees that are issued or modified after December 31, 2002.  The Company has determined that the impact of the Statement on the Company's results of operations or financial position is not material.

ALMADEN MINERALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

17.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(g)

Recent accounting pronouncements (continued)

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, ("FIN 46") that addresses the consolidation of variable interest entities.  In December 2003, the FASB issued a revised Interpretation "FIN 46R".  Under the revised Interpretation, an entity deemed to be a business, based on certain specified criteria, need not be evaluated to determine if it is a Variable Interest Entity.  The Company must apply the provisions to variable interests in entities created before February 1, 2003 during the quarter ended December 31, 2003.  Adoption of FIN 46 and FIN 46R did not have an impact on the Company's financial condition or results of operations.

In April 2003, the FASB issued Statement No. 149 ("SFAS No. 149"), Amendment of Statement 133 on Derivative Instruments and Hedging Activities.  SFAS No. 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to Statement 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features.  In addition, SFAS No. 149 clarifies the definition of a derivative by providing guidance on the meaning of initial net investments related to derivatives.  SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003.  The Company does not believe the adoption of SFAS No. 149 will have a material effect on its consolidated financial positions, results of operations or cash flows.

In May 2003, the FASB issued Statement No. 150 ("SFAS No. 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.  SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities an equity.  SFAS No. 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives.  SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and to other instruments as of September 1, 2003.  The Company does not expect that the adoption of SFAS No. 150 will have a material impact on its results of operations or financial position.

18.

SUBSEQUENT EVENT

Subsequent to year end, 615,075 share purchase warrants were exercised at an average price of $0.69 per common share and 60,000 stock options were exercised at an average price of $0.40 per share.

ALMADEN MINERALS LTD.

Schedule 1

(An exploration stage company)

Consolidated Schedules of General and Administrative Expenses

(Expressed in Canadian dollars)

	Cumulative
	amount since
	incorporation
	September 25,
	1980 to
	December 31,	Years ended December 31,
	2003	2003	2002	2001

Bad debts	$ 130,551	$ -	$ -	$ -
Bank charges and interest	38,476	5,823	4,732	3,524
B.C. mineral taxes	36,897	36,897	-	-
Depreciation	348,269	38,852	43,166	26,882
Employee benefits	10,512	-	-	-
Insurance	25,426	6,035	5,826	2,910
Management services	16,775	-	-	-
Office and licenses	883,790	112,087	97,255	40,407
Professional fees	1,726,397	201,356	222,950	200,855
Rent	404,823	89,168	87,208	18,229
Stock exchange fees	174,084	21,930	55,196	5,945
Telephone	131,475	14,212	12,686	5,562
Transfer agent fees	142,631	11,674	12,437	10,809
Travel and promotion	371,202	67,729	57,297	11,959
Write-off of incorporation costs	3,298	-	-	-
	$ 4,444,606	$ 605,763	$ 598,753	$ 327,082

See accompanying Notes to the Consolidated Financial Statements.

ALMADEN MINERALS LTD.

Schedule 2

(An exploration stage company)

Consolidated Schedule of Share Capital Since Inception

(Expressed in Canadian dollars)

	Number	Price	Amount

For cash upon incorporation	1	$ 1.00	$ 1
For cash from principal (founder's shares)	750,000	0.01	7,500
For cash	1,010,528	0.15	151,579
For cash	292,500	0.25	73,925
For cash from related company of principal	180,000	0.25	45,000
Balance December 31, 1985	2,233,029		278,005
For cash pursuant to public offering, net of issue expenses	700,000	0.56	392,568
For mineral property	40,000	0.70	28,000
Balance December 31, 1986	2,973,029		698,573
For cash pursuant to private placement, net of issue expense	200,000	0.83	165,750
For cash pursuant to private placement	300,000	1.00	300,000
For cash pursuant to private placement, net of issue expense	150,000	1.34	201,432
Balance December 31, 1987	3,623,029		1,365,755
For cash pursuant to private placement	171,000	1.75	299,250
For cash pursuant to private placement, net of issue expenses	297,803	0.90	267,734
For cash	40,000	1.10	44,000
For mineral property	40,000	1.00	40,000
Balance December 31, 1988	4,171,832		2,016,739
For cash pursuant to private placement, net of issue expenses	112,055	1.10	123,260
Balance December 31, 1989	4,283,887		2,139,999
For cash pursuant to private placement	177,778	0.45	80,000
For cash on exercise of stock options	49,500	0.68	33,660
For 100,000 common shares of Pacific Sentinel Gold Corp.	300,000	0.73	219,000
For cash on exercise of stock options	26,000	0.75	19,500
For cash on exercise of stock options	10,000	0.72	7,200
Balance December 31, 1990	4,847,165		2,499,359
For cash on exercise of stock options	40,000	0.72	28,800
Balance December 31, 1991	4,887,165		2,528,159
For mineral property	28,000	0.71	20,000
For cash on exercise of stock options	50,000	0.68	12,500
For cash on exercise of stock options	10,000	0.73	7,500
For cash on exercise of stock options	10,000	0.28	2,800
For cash pursuant to private placement	137,000	0.50	68,500
Balance December 31, 1992 (carried forward)	5,122,165		2,639,459

See accompanying Notes to the Consolidated Financial Statements.

ALMADEN MINERALS LTD.

Schedule 2

(An exploration stage company)

Consolidated Schedule of Share Capital Since Inception

(Expressed in Canadian dollars)

	Number	Price	Amount

Balance December 31, 1992 (brought forward)	5,122,165		$ 2,639,459
For cash on exercise of stock options	290,000	0.28	81,200
For cash on exercise of stock options	50,000	0.33	16,500
For mineral property	24,827	1.45	36,000
For cash pursuant to private placement	85,000	2.34	198,900
For cash pursuant to private placement, net of issue expense	235,046	2.13	500,930
For cash on exercise of stock options	64,000	1.08	69,120
For finders' fee	8,857	0.70	6,200
For mineral property	10,000	0.50	5,000
For finders' fee	5,000	3.30	16,500
Balance December 31, 1993	5,894,895		3,569,809
For cash on exercise of stock options	110,000	1.08	118,800
For cash pursuant to private placement, net of issue expense	200,000	1.18	236,800
For finders' fee	10,642	0.70	7,449
For finders' fee	12,307	1.56	19,200
Balance December 31, 1994	6,227,844		3,952,058
For cash pursuant to private placement, net of issue expense	200,000	1.50	285,000
For cash pursuant to private placement, net of issue expense	75,000	1.30	94,575
For cash on exercise of stock options	120,000	1.28	153,800
For cash on exercise of stock options	250,000	1.13	282,100
For cash on exercise of share purchase warrants	100,000	1.28	128,000
For finders' fee	6,428	0.70	4,500
For mineral property	39,308	1.59	62,500
For mineral property	37,037	1.35	50,000
Balance December 31, 1995	7,055,617		5,012,533
For cash on exercise of stock options	672,000	1.08 - 1.49	899,100
For cash on exercise of share purchase warrants	275,000	1.40 - 1.50	405,000
For cash pursuant to private placement, net of issue expense	120,000	2.00	240,000
For cash pursuant to private placement, net of issue expense	620,000	3.25	1,894,100
For cash on exercise of stock options	720,000	1.43 - 1.86	1,221,050
For mineral property	10,000	3.20	32,000
Balance December 31, 1996	9,472,617		9,703,783
For cash on exercise of stock options	60,000	1.66 - 2.63	109,300
For cash on exercise of share purchase warrants	50,000	2.00	100,000
For cash pursuant to private placements, net of issue expenses	388,000	1.87	725,560
For mineral property	50,000	2.90	145,000
For cash pursuant to private placement, net of issue expenses	296,000	3.14 - 3.53	1,013,371
Balance December 31, 1997 (carried forward)	10,316,617		11,797,014

See accompanying Notes to the Consolidated Financial Statements.

ALMADEN MINERALS LTD.

Schedule 2

(An exploration stage company)

Consolidated Schedule of Share Capital Since Inception

(Expressed in Canadian dollars)

	Number	Price	Amount

Balance December 31, 1997 (brought forward)	10,316,617		$ 11,797,014
For cash on exercise of share purchase warrants	359,000	1.05	376,950
For mineral property	50,000	2.90	145,000
Balance, December 31, 1998	10,725,617		12,318,964
For cash pursuant to private placement	1,370,000	0.23	308,250
For mineral property	50,000	2.90	145,000
Balance, December 31, 1999	12,145,617		12,772,214
For cash on exercise of stock options	100,000	0.35	35,000
For cash pursuant to private placement	1,000,000	0.345	345,000
For cash on exercise of share purchase warrants	10,000	0.225	2,250
For mineral properties	25,000	2.90	72,500
Balance, December 31, 2000	13,280,617		13,226,964
For mineral properties	25,000	2.90	72,500
Issuance to acquire Fairfield Minerals Ltd.	6,877,681	0.25	1,711,312
Adjustment to issued shares on amalgamation	(3,060,292)	-	-
Balance, December 31, 2001	17,123,006		15,010,776
For cash pursuant to private placements	4,150,000	0.43-0.55	1,897,943
For cash on exercise of share purchase warrants	134,750	0.38	51,312
For purchase of mill	122,077	0.65	79,350
For mineral properties	388,889	0.90	350,000
Balance, December 31, 2002	21,918,722		17,389,381
For cash pursuant to private placements	2,773,800	0.70-2.15	2,362,704
For cash on exercise of share purchase warrants	2,771,807	0.42-0.95	1,648,664
For cash on exercise of stock options	162,750	0.30-0.55	68,498
Balance, December 31, 2003	27,627,079		$ 21,469,247

See accompanying Notes to the Consolidated Financial Statements.